                                                                Exhibit 4(f)(vi)


                                    Met Logo
                       Metropolitan Life Insurance Company
                   One Madison Avenue, New York, NY 10010-3690

                                   ENDORSEMENT

In order to comply with the trust requirements of the Small Business Jobs Protection Act of 1996 for state and local government 457(b) plans, the Group Annuity Contract that this Endorsement is attached to, is amended as follows:

If the plan sponsor is the owner of the contract:

Notwithstanding any provision of this contract to the contrary, the Contractholder, as trustee and owner of the annuity contract, shall hold all Plan assets held under this annuity contract for the exclusive benefit of plan participants and beneficiaries. The group annuity contract shall be treated as a trust for purposes of Code Sections 457(g) and 401(f), and no portion of the amount deposited into the contract, or the earnings thereon, may be used for, or diverted to, any purpose other than for the exclusive benefit of plan participants and beneficiaries prior to the satisfaction of all liabilities with respect to employees and their beneficiaries.

This Endorsement is attached to and made part of the Contract.

                                                            /s/ Louis J. Ragusa

G.7812-45